EXECUTIVE EMPLOYMENT AGREEMENT


This Executive Employment Agreement ("Agreement") is made and effective this December 1st 1999, by and between Bodyguard Records.com, Inc. ("Company") and Eugene Foley ("Executive").

NOW, THEREFORE, the parties hereto agree as follows:



1.   Employment.
Company hereby agrees to initially employ Executive as its Chief Executive Officer and Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Company. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control.

2.   Duties of Executive.
The duties of Executive shall include the performance of all of the duties typical of the office held by Executive as described in the bylaws of the Company. Executive shall perform all duties in a professional, ethical and businesslike manner.

3.   Compensation.
Executive will be paid compensation during this Agreement as follows:

A. A base salary of One Hundred & Fifty Thousand Dollars ($150,000) per year with ten percent (10%) cost of living increases each year according to the following schedule:

December 1999 through December 2000     $150,000
December 2000 through December 2001     $165,000
December 2001 through December 2002     $181,000
December 2002 through December 2003     $199,000
December 2003 through December 2004     $218,000

4.   Benefits.
A. Holidays. Executive will be entitled to be off on all Federal Holidays and five (5) personal days. Personal days, if any, will be scheduled in advance subject to requirements of Company. If said personal days are not taken during the calendar year, they can be carried forward into the next year.

B. Vacation. Executive shall be entitled to Twenty (20) paid vacation days each year.

C. Sick Leave. Executive shall be entitled to sick leave and emergency leave according to the regular policies and procedures of Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid.

D. Medical, Health & Dental Insurance. Company agrees to include Executive and his immediate family (ie: spouse & children) in the group medical, dental and hospital plan of Company, and provide group life insurance for Executive at no charge to Executive.

E. Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Executive in the performance of Executive's duties. Executive will maintain records and written receipts as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses.

5.   Performance Bonus.

Executive shall be entitled to a Bonus payment check in US Dollars within thirty
(30) days from the date any of the recording artists reach certain compact disc sales levels according to the following schedule:

100,000 compact discs sold    Executive receives a $10,000 Bonus
250,000 compact discs sold    Executive receives a $25,000 Bonus
500,000 compact discs sold    Executive receives a $50,000 Bonus
1,000,000 compact discs sold  Executive receives a $100,000 Bonus

(For example, if one of the recording artists sells 3,000, 000 compact discs, Executive will receive a $300,000 bonus.)

6.   Stock Options.
Executive has the option to purchase up to100,000 shares of Common Stock at a price which is to be determined by the Board of Directors at a later date.



7.   Non-Compete and Non-Disclosure Provision.
For a period of three (3) years after Executive ceases to be employed by Company, Executive grants Company a covenant not to engage, either directly or indirectly, in competition with, or to solicit any customer, client, or account of Company.

Executive shall not disclose to anyone Confidential Information regarding the Company. Confidential Information shall include any of Company's confidential, proprietary or trade secret information that is disclosed to Executive including business plans, customer lists, financial statements and product information.

Confidential Information shall not include any information which; (i) is or becomes publicly available through no act of the Executive; (ii) is rightfully received by Executive from a third party without restrictions; or (iii) is independently developed or brought to the Company by Executive.

8.   Term and Termination.
A. The Initial Term of this Agreement shall commence on December 1, 1999 and it shall continue in effect for a period of three (3) years. Thereafter, the Agreement shall be renewed upon the mutual agreement of Executive and Company.

B. This Agreement may be terminated by Executive at Executive's discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the then applicable base salary rate to the termination date included in Executive's original termination notice.

C. In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not be terminated and Company agrees to use its best efforts to ensure that the transferee or surviving company is bound by the provisions of this Agreement.

9.   Notices.

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;



If to Company:
Bodyguard Records.com
138 Fulton Street
New York, NY 10038


If to Executive:
Eugene Foley
138 Fulton Street
New York, NY 10038

10.  Prior Business Activities.
Executive is, or may become, in his individual capacity, an officer, director, controlling shareholder or partner in other entities engaged in a variety of businesses. The Executive may continue any business activity in which Executive was engaged prior to joining this Company.

11.  Final Agreement.
This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

12.  Governing Law.
This Agreement shall be construed and enforced in accordance with the laws of the state of New Jersey.

13.  Headings.
Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.



14.  No Assignment.
Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of Company, which may be withheld by Company at Company's absolute discretion.

15.  Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

16.  Arbitration.
The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in New Jersey, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.



IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.





/s/ Name                   /s/ Eugene Foley
--------                   ----------------
Company                    Executive